                                                              EXHIBIT 12.1

                    RATIO OF EARNINGS TO FIXED CHARGES

  The following is the computation of ratio of earnings to fixed charges including CMO debt(1):

                                             YEAR ENDED DECEMBER 31
                            --------------------------------------------------------
                            PRO FORMA
                             1997(2)    1997    1996   1995(3)  1994(3)    1993(3)
                            --------- -------- ------- ------- ---------- ----------
   Fixed charges........... $127,808  $127,808 $77,573 $3,549  $  769,899 $  533,611
   Net income..............   28,346  (16,029)  11,879  2,134     460,033  4,747,417
                            --------  -------- ------- ------  ---------- ----------
   Total earnings(1).......  156,154  $111,779 $89,452 $5,683  $1,229,932 $5,281,028
                            ========  ======== ======= ======  ========== ==========
   Ratio of earnings to
    fixed charges..........     1.2x      0.9x    1.2x   1.6x        1.6x       9.9x
                            ========  ======== ======= ======  ========== ==========

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(1) Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).

(2) Earnings used in computing the ratios of earnings to fixed charges consist of net income before income taxes, excluding the non-recurring charge of $44.4 million incurred in connection with the Termination Agreement, effective December 19, 1997, entered into among the Registrant, ICII, ICAI, Richard J. Johnson, William S. Ashmore and Joseph R. Tomkinson.

(3) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SFB, and includes the Company's equity interest in IFC, as a division of ICII.